EXHIBIT 99.1

NEWS

For Immediate Release

Greif, Inc. Updates Fiscal 2011 Guidance

DELAWARE, Ohio (Nov. 28, 2011) – Greif, Inc. (NYSE:GEF, GEF.B) today announced that it has revised its outlook for fiscal 2011, which ended Oct. 31, 2011. Diluted Class A earnings per share before special items are expected to be $3.65-$3.75 for 2011 compared to the company’s previous guidance of $4.15-$4.30. The shortfall was primarily caused by lower-than-expected results in Western Europe.

The company’s 2011 financial results in Western Europe were adversely impacted by a decline in volumes and profitability during the second half of the year as customers responded to changes in demand and increased business uncertainties through tighter management of their inventories. The reduction in results in Western Europe caused a higher percentage of the company’s net income to be generated from countries with tax rates higher than Western Europe. This resulted in a higher book tax rate for the company of $0.28-$0.32 per share. The operating profit shortfall was $0.20-$0.25 per share.

2011 was the third best year in the history of the company and included record operating profit in the Paper Packaging segment and the North America and Asia Pacific regions of the Rigid Industrial Packaging & Services segment and very strong performance in the first full year of the Flexible Products & Services segment. In addition, during 2011, the company made important acquisitions in the container life cycle management and the rigid intermediate bulk containers businesses, which coupled with recent investments in flexible intermediate bulk containers provide the company with three growth platforms.

The company is implementing contingency plans to mitigate impact on future performance from the factors noted above. Cost-saving actions were initiated in August 2011 and expanded during the fourth quarter of 2011. Some of these actions resulted in additional restructuring charges during the fourth quarter. For 2011, special items per diluted Class A share included restructuring charges ($0.35-$0.38), acquisition-related costs ($0.25-$0.29) and non-cash intangible asset impairment charge ($0.03-$0.05). Diluted Class A earnings per share are expected to be $2.95-$3.05 for 2011.

Management believes that the company will continue to generate sufficient operating cash flow to support quarterly cash dividends consistent with past practice and reinvestment in the business. The company plans to report its fourth quarter and 2011 earnings on Wednesday, Dec. 7, 2011, following the market close and conduct a conference call on Thursday, Dec. 8, 2011, at 10:00 a.m. Eastern Time (ET) to discuss the 2011 financial results.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and multiwall containers and containerboard, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. With $3.5 billion in sales in 2010, the company is strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the company’s business, (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions, (iii) the company’s operations are subject to currency exchange and political risks, (iv) the continuing consolidation of the company’s customer base and our suppliers may intensify pricing pressure, (v) the company operates in highly competitive industries, (vi) the company’s business is sensitive to changes in industry demands, (vii) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs, (viii) the company may encounter difficulties arising from acquisitions, (ix) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful, (x) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition, (xi) several operations are conducted by joint ventures that the company cannot operate solely for its benefit, (xii) the company’s ability to attract, develop and retain employees, managers and executives is critical to its success, (xiii) the company’s business may be adversely impacted by work stoppages and other labor relations matters, (xiv) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage, (xv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems, (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance, (xvii) changing climate conditions may adversely affect the company’s operations and financial performance, (xviii) the company may incur fines or penalties, damage to reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws, and (xix) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2010 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Media:	Analysts:
Debra Strohmaier, APR	Robert Lentz
Vice President, Corporate Communications	Robert A. Lentz & Associates
Greif, Inc.	+1 614 876-2000
cell: +1 740 816-0692